Exhibit 99


NEWS RELEASE

[SPRINT LOGO]


Media Contact:
Scott Stoffel, Sprint, 913-794-3603
scott.e.stoffel@mail.sprint.com                 FOR IMMEDIATE RELEASE
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     Retired Bank of America Vice Chairman Joins Sprint Board of Directors

OVERLAND PARK, Kan. - Feb. 8, 2005 - Sprint (NYSE: FON) today announced that James H. Hance Jr., who recently retired as vice chairman of Bank of America Corporation, has joined its board of directors.

Hance served with Bank of America for nearly 18 years and was one of its key architects, helping build it into one of the largest financial service providers in the world. Hance joined NCNB, predecessor to Bank of America, in March 1987 and was named chief financial officer in July 1988, a role he held until 2004. He also served as vice chairman for Bank of America from 1994 until he retired in January 2005, and was a member of the company's board of directors for more than seven years.

"Jim Hance was instrumental in helping transform a small Southeastern bank with earnings of $198 million in 1986 into a global powerhouse with 2004 earnings of more than $14 billion," said Linda Koch Lorimer, chair of Sprint's nominating and corporate governance committee. "Jim's track record of success and extensive financial experience will be a tremendous asset to the Sprint board."

Prior to joining Bank of America in 1987, Hance's experience included 17 years with Price Waterhouse (now PricewaterhouseCoopers), a global accounting firm. A native of St. Joseph, Mo., he earned a bachelor's degree at Westminster College in Fulton, Mo., and a master's degree in business at Washington University in St. Louis.

In addition to his professional experience, Hance also is a member of several leading public, financial and civic boards and associations.

With the appointment of Hance, the Sprint board stands at 12 directors. Ten of the 12 directors are independent, including Hance, based on the board's 2005 determination. Gary Forsee, Sprint chairman and chief executive officer, is the only employee director.


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Sprint's other directors include: DuBose Ausley, attorney,  Ausley & McMullen, a law firm in Tallahassee, Fla., where he was chairman from 1982 to June 1, 2002; Gordon Bethune, retired chairman and chief executive officer of Continental Airlines; E. Linn Draper, Jr., retired chairman of American Electric Power Co. Inc (AEP); Deborah Henretta, president of global baby and adult care division, Procter & Gamble; Irvine O. Hockaday, Jr., retired president and chief executive officer of Hallmark Cards, Inc.; Linda Koch Lorimer, vice president and secretary of the university, Yale University; Charles E. Rice, chairman of Mayport Venture Partners, LLC and former vice chairman of Bank of America Corporation; Louis W. Smith, retired president and chief executive officer of the Ewing Marion Kauffman Foundation; Gerald L. Storch, vice chairman of Target Corporation; and William H. Swanson, chairman and chief executive officer of Raytheon Company.

For   more   information   about   the   Sprint   board  of   directors,   visit
www.sprint.com/ir/cg/bod2.html.

About Sprint
Sprint offers an extensive range of innovative communication products and solutions, including global IP, wireless, local and multiproduct bundles. A Fortune 100 company with more than $27 billion in annual revenues in 2004, Sprint is widely recognized for developing, engineering and deploying state-of-the-art network technologies, including the United States' first nationwide all-digital, fiber-optic network; an award-winning Tier 1 Internet backbone; and one of the largest 100-percent digital, nationwide wireless networks in the United States. For more information, visit www.sprint.com/mr.